Exhibit 99.1

CATALYST HEALTH SOLUTIONS SELECTED AS PHARMACY BENEFITS PROVIDER FOR MERCER COLLECTIVE

Leading human resource consulting firm picks Catalyst Rx to deliver pharmacy benefits to members of collective purchasing group

FOR IMMEDIATE RELEASE

ROCKVILLE, MD, April 23, 2012 – Catalyst Health Solutions, Inc., (NASDAQ: CHSI) today announced that Mercer, one of the world’s leading human resource consulting firms, has selected Catalyst Rx to participate in the Mercer Pharmacy Collective making them a preferred provider of Pharmacy Benefit Management (PBM) services for the employers belonging to the Mercer Pharmacy Collective. The Mercer Pharmacy Collective is a group purchasing service focused on improving the management of employee health benefits and currently includes 240 different employers representing 2.2 million members.

As a result of being selected for the collective, any plan sponsor interested in Mercer’s collective purchasing solutions will have access to the new Catalyst option as well as the existing options.

“Mercer is one of the leading names in benefits consulting and their decision to pull us into the Mercer Pharmacy Collective is proof that the work we have been doing to maintain and enhance Catalyst’s position as a world-class PBM is paying off,” said Rick Bates, President and Chief Operating Officer of Catalyst Health Solutions. “Being chosen to participate opens up a new world of opportunity for our business and we are excited to put our proven cost management and clinical strategies to work for these employers”.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region; and a fully integrated prescription mail service facility. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

###

Catalyst Media Contact:	Catalyst Investor Relations Contact:
Christopher T. Burns	Tim Pearson
Senior Vice President, Marketing	Chief Financial Officer
240.268.9666	301.548.2900
cburns@chsi.com	investorrelations@chsi.com

SOURCE: Catalyst Health Solutions, Inc.